EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Provident Financial Services, Inc.:
We consent to the use of our reports dated March 1, 2019 with respect to the consolidated statements of financial condition of Provident Financial Services, Inc. and subsidiary as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Provident Financial Services, Inc., incorporated by reference in the Registration Statement on Form S-8.
Short Hills, New Jersey
June 27, 2019